Exhibit 4.3

EXECUTION VERSION

AMENDMENT NO. 1 TO STOCKHOLDERS’ RIGHTS AGREEMENT

Dated as of December 29, 2020

By and between

GREAT ELM CAPITAL GROUP, INC.

and

COMPUTERSHARE TRUST COMPANY, N.A.

as Rights Agent

AMENDMENT NO. 1 TO STOCKHOLDERS’ RIGHTS AGREEMENT

AMENDMENT NO. 1, dated as of December 29, 2020 (this “Amendment”), to STOCKHOLDERS’ RIGHTS AGREEMENT, dated as of January 28, 2018 (the “Original Agreement”), by and between Great Elm Capital Group, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”).  Unless the context otherwise requires, capitalized terms used herein without definition herein have the respective meanings given to them in Section 1 of the Original Agreement.

Recitals

Pursuant to the Agreement and Plan of Merger (the “Plan of Merger”), dated as of December 21, 2020, by and among the Company, Great Elm Group, Inc., a Delaware corporation (“Holdco”) and a direct, wholly-owned subsidiary of the Company, and Forest Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a direct, wholly-owned subsidiary of Holdco, the Company desires to reorganize into a holding company structure pursuant to Section 251(g) of the Delaware General Corporation Law, under which Holdco would become a holding company, by the merger of Merger Sub with and into the Company (the “Reorganization”).  In connection with the Reorganization, the Company desires to transfer the rights under the Original Agreement to the stockholders of Holdco by means of (i) this Amendment and (ii) the adoption of a substantially similar rights agreement by Holdco.  The Company and the Rights Agent desire to amend the Original Agreement as provided in this Amendment, and upon the execution of this Amendment by each of the parties hereto, the Original Agreement will be so amended.

Amendment

In consideration of the foregoing and the mutual agreements herein, the parties hereto, intending to be legally bound, agree as follows:

1.	Amendment to Definition of “Acquiring Person.” Section 1.1 of the Original Agreement is hereby amended by adding at the end of the definition of “Acquiring Person” the following:

Notwithstanding the foregoing, Great Elm Group, Inc., a Delaware corporation, shall not be an Acquiring Person.

2.	Amendment to Definition of “Final Expiration Date.” Section 7.1 of the Original Agreement is hereby amended to read in its entirety as follows:

Subject to Section 7.5 hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof properly completed and duly executed (with such signature duly guaranteed), to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Exercise Price for the total number of one ten-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercised and an amount equal to any tax or charge required to be paid hereunder, at or prior to the earlier of (a) (x) the Effective Time (as defined in the Plan of Merger) and (y) the Close of Business on December 29, 2020 (the earlier of (x) and (y) being herein referred to as the “Final Expiration Date”), (b) the time at which the Rights are redeemed as provided in Section 20 hereof (the “Redemption Date”), (c) the time at which such Rights are exchanged as provided in Section 21 hereof (the “Exchange Date”), (d) the repeal of Section 382 or any successor statute if the Independent Directors determine that this Agreement is no longer necessary for the preservation of Tax Benefits, (e) the beginning of the taxable year of the Company to which the Board determines that no Tax Benefits may be carried forward (the earliest of (a), (b), (c), (d) or (e) being herein referred to as the “Expiration Date”).  Except as set forth in Section 7.5 hereof and notwithstanding any other provision of this Agreement, any Person who prior to the Distribution Date becomes a record holder of shares of Common Stock of the Company may exercise all of the rights of a registered holder of a Right Certificate with respect to the Rights associated with such shares of Common Stock of the Company in accordance with the provisions of this Agreement, as of the date such Person becomes a record holder of shares of Common Stock of the Company.  Except for the provisions hereof that expressly survive the termination of this Agreement, this Agreement shall terminate at such time as all of the Rights are no longer exchangeable hereunder.

3.
Miscellaneous. The Company shall promptly notify the Rights Agent in the event that the Final Expiration Date is caused by the occurrence of the Effective Time. Except as expressly amended by this Amendment, the Original Agreement shall remain in full force and effect in accordance with its terms. Sections 23.7, 23.8, 23.9, 23.10, 23.11 and 23.12 of the Original Agreement shall apply to this Amendment mutatis mutandis. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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The parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

GREAT ELM CAPITAL GROUP, INC.

By:	/s/ Adam Kleinman
Name:	Adam Kleinman
Title:	President

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent

By:	/s/ Kathy Heagerty
Name:	Kathy Heagerty
Title:	Vice President & Manager